Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-257774 and 333-261446) and Form S-8 (File Nos. 333-259072, 333-267744 and 333-270647) of WM Technology, Inc. of our report dated March 16, 2023, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K of WM Technology, Inc.

/s/ Baker Tilly US, LLP

Irvine, California
May 24, 2024